 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

To the Board of Directors

Interactive Television Networks, Inc. and Subsidiary

We consent to incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement of Interactive Television Networks, Inc. and Subsidiary, on Form SB-2 filed with the Commission on or about May 12, 2006 covering the financial statements of Interactive Television Networks, Inc. and Subsidiary for the year ended December 31, 2005, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ LOPEZ, BLEVINS, BORK & ASSOCIATES, LLP
Lopez, Blevins, Bork & Associates, LLP
REGISTERED PUBLIC ACCOUNTANTS

May 12, 2006